October 20, 1994



Dear WLR Foods, Inc. Shareholders:

          In advance of our annual meeting of shareholders on Saturday, October 29, 1994 at 10:00 a.m. at Turner Ashby High
School, Bridgewater, Virginia, we want to share the following additional information with you:

          1. In the "Outstanding Shares and Voting Rights" section on Page 2 of our Proxy Statement, an additional sentence to the first full paragraph should be added after the first sentence as follows:

          In addition, Tyson has advised the Company that it believes it is entitled to vote its shares, irrespective of the outcome of the pending legal proceedings regarding the constitutionality of the Control Share
          Statute, because it is not now engaged in a "control share acquisition."

          2. The Bylaw amendment must be approved by the affirmative vote of a majority of all votes entitled to be cast, with abstentions counting as opposing votes, instead of by a majority of votes actually cast, therefore, the last paragraph of the "Outstanding Shares and Voting Rights" section on Page 2, should be restated to read as follows.

          If a quorum is established, directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting. For the ratification of the independent auditors, and the approval of the Amended and Restated
          Employee Stock Purchase Plan, and the Poultry
          Producer Stock Purchase Plan to be considered at the Annual Meeting, if a quorum is established, the proposal will be approved if the votes cast in favor exceed the votes cast opposing the proposed action. For the foregoing proposals, votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast, and therefore will have no effect in the outcome of the proposals. For the following proposals, abstentions will count as opposing votes. For the Articles of Incorporation amendment proposals and the
          Bylaw amendment, if a quorum is established, the proposals will be approved if they receive the affirmative vote of a majority of all votes entitled to be cast on the proposals.

October 20, 1994
Page 2

        3. In the footnote at the top of Page 3 in the "Security Ownership of Certain Persons" section, an additional sentence should be added at the end:

          Cuddy Farms, Inc. may not transfer its
          interest in the Cuddy Voting Trust except (a) to pledge, mortgage or otherwise encumber its interest or (b) to transfer its interest to Cuddy International Corporation or a wholly owned subsidiary of Cuddy International
          Corporation.

          4. The table on Page 3, should be revised to read as follows:

Name                    Number Beneficially Owned     Percent of Class<F1>

George E. Bryan               1,487,379<F2,17>             11.9%

Charles L. Campbell           1,191,685<F3,17>              9.6%

Stephen W. Custer             1,245,435<F4,17>             10.0%

Calvin G. Germroth            1,195,353<F5,17>              9.6%

William H. Groseclose         1,185,465<F6,17>              9.5%

Henry L. Holler               1,209,073<F7>                 9.7%

J. Craig Hott                 1,253,380<F8,17>             10.0%

James L. Keeler               1,332,508<F9,17>             10.7%

Kenneth D. Marshall           1,229,670<F10>                9.9%

Herman D. Mason               1,380,945<F11,17>            11.1%

James L. Mason                1,273,393<F12>               10.2%

V. Eugene Misner              1,246,766<F13>               10.0%

Charles W. Wampler, Jr.       1,531,333<F14,17>            12.3%

William D. Wampler            1,783,828<F15,17>            14.3%

All directors and executive   3,051,442<F16>               24.5%
officers as a group (consisting
of 17 persons, including those
named above)
_____________________________

October 20, 1994
Page 3



Footnote 16 needs to include the following additional sentence:
This number also does not reflect the sum of all of the preceding number of shares beneficially owned by all of the above-named directors and officers since 1,183,333 shares held by the Cuddy Voting Trust have been taken into account in determining the number of shares beneficially owned by each of the director.

Additional footnote 17 should read as follows:

[FN]
<F17>     Includes 1,183,333 shares held by Crestar Bank, NA,
          Voting Trustee for the benefit of Cuddy Farms, Inc. which must vote its shares pursuant to the Cuddy Voting Trust in accordance with the recommendation of the Board of Directors of the Company as to any proposal to be submitted to shareholders. Each director disclaims beneficial ownership in the shares owned by the Cuddy Voting Trust.

          Although each director and executive officer may vote in any manner he determines advisable, the Company believes that all shares beneficially owned by directors and executive officers, totalling 24.5% of the Company's outstanding shares, will vote for all proposals set forth herein which are recommended by the Board.

          We look forward to seeing you at our annual meeting on Saturday, October 29, 1994. All customary business other than the closing of the polls will take place at that time. To provide you with adequate time to review this supplemental information, the polls will remain open until Wednesday, November 2, 1994, at 2:00 p.m. The conclusion of the meeting for the sole purpose of accepting all final proxies and ballots is to be held on Wednesday, November 2 and will take place at Company headquarters in Broadway, Virginia.

          We urge all shareholders to return a proxy even if you plan to attend the annual meeting. If you have already voted and you wish to change your vote based on the information contained in this proxy statement supplement, you may do so by returning the enclosed proxy card by completing, dating and signing the card and returning it as soon as possible even if you plan to attend the meeting. You may use the enclosed postage prepaid envelope to return the proxy. If your shares are registered in your own name, you may also fax the proxy to WLR Foods at
(703) 896-0498. For shares held in "street name" on your behalf, you may contact the person responsible for your account to ensure that your shares are voted. You may revoke your proxy at any time prior to the closing of the polls of the annual meeting.

          Thank you for your continued support, and we look forward to seeing you at the annual meeting on Saturday, October 29, 1994.


                         By Order of the Board of Directors


                         Delbert L. Seitz, Secretary